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                                                                    EXHIBIT 99.1


NEWS RELEASE


FOR IMMEDIATE RELEASE
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JULY 11, 2003                                  CONTACT:      INVESTOR RELATIONS
                                               PHONE:        865-380-3206
                                               FAX:          865-380-3784


CLAYTON HOMES, INC. (CMH: NYSE) RESPONDS TO CERBERUS

KNOXVILLE, TENN. - Clayton Homes Inc. confirms that it has received a letter from Cerberus Capital Management LP expressing an interest in acquiring the Company. The Company's Board of Directors welcomes any transaction that maximizes value for our stockholders. There is concern that this expression of interest arrived more than three months after the announcement of the agreement with Berkshire Hathaway and three business days prior to the special stockholders meeting. Until the expression of interest includes a price, terms, and conditions, it is not a serious offer.

Even at this late date, the agreement with Berkshire Hathaway permits the Company to agree to another transaction that the Board of Directors considers to be superior for the Company's stockholders. However, Cerberus Capital's decision to ignore the provisions of the April 1 agreement that require any competing proposal to be in the form of a formal offer may indicate that a superior proposal will not be forthcoming. If Cerberus Capital intends to present the Company with a binding offer, time is of the essence.

Clayton Homes, Inc. is a vertically integrated manufactured housing company with 20 manufacturing plants, 296 Company owned stores, 611 independent retailers, 86 manufactured housing communities, and financial services operations that provide mortgage services for 168,000 customers and insurance protection for 100,000 families.

This press release contains forward-looking statements with respect to management's beliefs about the financial condition, results of operations and business of Clayton Homes in the future. These statements involve risks and uncertainties. The actual outcome could differ materially from that contemplated by such statements. Factors that could cause or contribute to such differences could include, but are not limited to: market conditions in the manufactured housing market, the degree of continued market acceptance of Clayton Homes' products, competition, failure of the requisite stockholders to approve the merger, litigation related to the merger, and merger-related costs and expenses. The non-merger related factors mentioned above, as well as other factors that could affect Clayton Homes' business, are discussed in Clayton Homes' Annual Report on Form 10-K for the fiscal year ended June 30, 2002, on file with the Securities and Exchange Commission. Clayton Homes does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.